Exhibit 99.1

JACKSONVILLE BANCORP, INC. ANNOUNCES
APPOINTMENT OF NEW DIRECTOR

JACKSONVILLE, FLA., August 28, 2014 /Thomson Reuters/ -- Jacksonville Bancorp, Inc. (“Bancorp”) (NASDAQ: JAXB), holding company for The Jacksonville Bank (the “Bank”), announced today the appointment of A. Hugh Greene as a new director of Bancorp.  Mr. Greene is the President and CEO of Baptist Health, a comprehensive health system comprised of five hospitals.  He will also serve as a director of the Bank, subject to regulatory approval.

Kendall Spencer, President and CEO of Bancorp, said, “We are pleased to announce that Hugh is joining the Board of Directors.  He is a pillar of the Jacksonville community and brings extensive business and community leadership experience to the Board.”

Mr. Greene, of Jacksonville, Florida, also serves as Chair of the Board of Trustees for the University of North Florida.  He has received numerous accolades both in and out of the health administration field, including the 2013 Distinguished Business Leader Award from the University of North Florida’s Coggin College of Business and the 2012 Humanitarian Award from OneJax.  Mr. Greene was also named one of the area’s 12 “Ultimate CEOs” in 2007 by the Jacksonville Business Journal, and was inducted into the First Coast Business Hall of Fame in the same year.  He is a member of the Executive Board of the Jacksonville Civic Council, the regional CEO group.  Mr. Greene is a graduate of Wake Forest University and holds a Master’s Degree in Health Administration from the Medical College of Virginia and a Master’s Degree of Divinity from the Southern Baptist Theological Seminary in Louisville, Kentucky.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $494.6 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in the greater Jacksonville area of Northeast Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Information regarding risks and uncertainties relevant to the Company can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference.

Contact Valerie Kendall at 904-421-3051 for additional information.